Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-05797,  333-13259, 333-27927, 333-69717, 333-91801, 333-53842, 333-102338, 333-117843, 333-117844, 333-129851, 333-152541, 333-155215 and 333-162291 ) on Form S-8 and (Nos. 033-61903, 333-09151 and 333-89836) on Form S-3 of American Science and Engineering, Inc. and subsidiaries of our report dated June 9, 2011, relating to our audit of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of American Science and Engineering, Inc. and subsidiaries for the year ended March 31, 2011.

/s/ McGladrey & Pullen, LLP

Boston, Massachusetts

June 9, 2011